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                                                                    EXHIBIT 2.13

                            CLOSING DAY AMENDMENT TO


                             CONTRIBUTION AGREEMENT


                                  BY AND AMONG


                         EIG OPERATING PARTNERSHIP, L.P.

                                       AND

                           EXCEL REALTY PARTNERS, L.P.


                          Dated as of December 12, 2002

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                 CLOSING DAY AMENDMENT TO CONTRIBUTION AGREEMENT

        This CLOSING DAY AMENDMENT TO CONTRIBUTION AGREEMENT (this "Agreement"), dated as of December 12, 2002 by and among EIG Operating Partnership, L.P., a Delaware limited partnership ("Seller") and Excel Realty Partners, L.P., a Delaware limited partnership ("Purchaser").

                                    RECITALS:

        A. Seller and Purchaser entered into that certain Contribution Agreement dated as of October 17, 2002 (as heretofore amended, the "Purchase Agreement").

        B. The parties hereto desire to modify certain terms of the Purchase Agreement.

        NOW THEREFORE, in consideration of the terms, covenants and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

                                  I. AMENDMENTS

        1.1 The definition of the term "Assumed Indebtedness" in the Purchase Agreement is hereby modified to mean the Indebtedness with respect to the Properties under the Purchase Agreement described on Schedule 1.1 attached hereto and made a part hereof.

        1.2 The following sentence shall be added to the end of Section 2.4(d): "In the event of a real estate tax re-assessment relating to a year prior to the year in which the Closing Date occurs (a "PRIOR YEAR"), whether arising by reason of a tax appeal, certiorari proceeding or otherwise, which re-assessment increases the amount of taxes due in respect of such Prior Year, then any such increase in taxes shall be treated as an unpaid amount under this
Section 2.4(d) and Purchaser shall be given a credit for such amount as part of the Final Closing Adjustment. The obligations of Seller under the immediately preceding sentence will survive until the date of the Final Closing Adjustment. Purchaser, with respect to any amount that Seller must pay to Purchaser pursuant to this provision, shall use commercially reasonable efforts to collect any amounts payable toward such tax bill increases or assign its rights to collect the same from tenants under their leases."

        1.3 Notwithstanding anything to the contrary in Section 12.9 of the Purchase Agreement, to the extent that any lenders are being provided with new title policies instead of endorsements to their existing title policies, Purchaser and Seller shall split the cost of same; provided, however, that Seller's maximum liability in respect of such new policies shall be $37,500.00 under all Sale Agreements.

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                                II. MISCELLANEOUS

        2.1 DEFINED TERMS: All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. The term "this Agreement" in the Purchase Agreement shall be deemed to be the Purchase Agreement and all amendments thereto.

        2.2 ADMINISTRATION AND INTERPRETATION: The administration provisions, including, without limitation, the notice, governing law, and counterparts provisions of the Purchase Agreement are incorporated herein.

        2.3 EXHIBITS AND SCHEDULES: The Recitals to this Agreement and the Exhibits and Schedules attached hereto are hereby incorporated by reference into the body of this Agreement and made a part hereof.

        2.4 AMENDMENT: Except as specifically herein set forth, all of the terms, covenants and conditions of the Purchase Agreement shall remain unmodified, in full force and effect and shall be binding upon the parties hereto and their respective successors and assigns.

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        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                EIG OPERATING PARTNERSHIP, L.P.

                                By: HK Holdings, LLC, its sole general partner

                                    By: /s/ George B. Huber
                                        ----------------------------------------
                                    Name: George B. Huber
                                    Title: President


                                EXCEL REALTY PARTNERS, L.P.

                                By: New Plan DRP Trust, its sole general partner

                                    By: /s/ Steven F. Siegel
                                        ----------------------------------------
                                    Name: Steven F. Siegel
                                    Title: Executive Vice President

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